Exhibit 99.1

Modular Medical Announces Financing

SAN DIEGO, CA May 12, 2021 — Modular Medical, Inc. (OTCQB: MODD), a medical device company focused on next generation insulin delivery technologies to widen the accessibility of insulin pumps to a greater share of people with type 1 and type 2 diabetes, announced today that it has entered into definitive agreements for a private placement of $6.6 million of convertible promissory notes.

The company intends to use the net proceeds to complete the software and firmware development for its MODD Pivot™ product and the third-party testing required for its anticipated 510k submission to the FDA later in 2021. The remainder of the proceeds will be used for general corporate purposes, including funding operations and working capital.

The convertible notes are unsecured and carry a 12% annual interest rate and will automatically convert into shares of the company’s common stock upon the consummation of a future financing with gross proceeds in excess of $12 million.

Existing investors constituted over 50% of the financing, while company insiders, including members of management and the board of directors, purchased 20%.

“We are pleased to see such a strong response from our existing investors, institutional and individual alike, as well as to welcome several new ones to the Modular Medical family,” said CEO Paul Diperna. “This new and ongoing support for our mission to expand access to the most effective forms of treatment for people with diabetes means a great deal to the company and our mission. We look forward to working with all of you going forward.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The company has agreed to file a registration statement with the SEC registering the resale of the shares of its common stock issuable upon conversion of the notes and upon exercise of the warrants issued to the note holders.

About Modular Medical, Inc.

Modular Medical, Inc. (OTCQB:MODD) is a development-stage diabetes technology company based in San Diego CA. Working from an innovative set of patented technologies, Modular seeks to expand access to high end diabetes technologies to the heretofore neglected majority of the diabetes market who have been poorly served by the existing options which have been too expensive and complex to drive broad adoption. Our strategy is to provide care at a level of cost and complexity designed not for “superusers” but for “the rest of us”. Modular Medical was founded by CEO Paul DiPerna, a seasoned medical device professional and world-class microfluidics engineer. Mr. DiPerna was previously the founder (in 2005) of Tandem Diabetes (TNDM) and invented and designed their T:slim insulin pump. More information is available at https://modular-medical.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the private placement, the intended use of proceeds and the timing of its FDA submission for its Pivot product. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from those projected in any such forward-looking statements depending on a variety of factors, including market conditions, the company’s ability to make its 510(k) submission during 2021, risks associated with the cash requirements of the company’s business and other risks identified in the company’s most recent reports on Form 10-Q and Form 10-K filed with the SEC, as well as other reports that Modular Medical files from time to time with the SEC. Modular Medical undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Pivot is a trademark of Modular Medical, Inc. All other trademarks mentioned herein are the property of their respective owners.

CONTACT:

Investor Relations

Modular Medical, Inc.

+1 (858) 800-3500

IR@modular-medical.com